UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2025

TOFLA MEGALINE INC.

(Exact name of registrant as specified in its charter)

Nevada	000-56549	37-1911358
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification No.)

c/o Boca Jom LLC – 1236 N Fairfax, West Hollywood, CA 90046

 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Office)

Registrant’s telephone number, including area code: (323) 822-1750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/a	N/a	N/a

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accountant standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On March 5, 2025, 2025, Dilip R. Petigara was appointed as a member of the Board of Directors of TOFLA Megaline Inc. (the “Company”) and as Chief Executive Officer, Chief Financial Officer and Secretary of the Company. Further, on March 7, 2025, Anthony Merchant and Alejandro Araujo were appointed as members of the Board of Directors of the Company.

There is no understanding or arrangement between Messrs. Petigara, Merchant and Araujo and any other person pursuant to which the directors were selected as directors of the Company. Messrs. Petigara, Merchant and Araujo do not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer. Messrs. Petigara, Merchant and Araujo have not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

Mr. Petigara, age 55, has significant experience in the real estate and capital markets serving as a senior executive for in excess of 20 years. Since 2021, Mr. Petigara operated Twenty Degrees North, LLC, a financial advisory and capital markets consulting services firm for commercial real estate debt finance, discounted note purchases or loan workouts as well as equity consulting and joint venture equity structuring. From 2012 to 2021, Mr. Petigara served as the Chief Executive Officer and Principal of Access Point Financial, LLC, a real estate finance firm providing underwriting, loan closing and funding, and portfolio or asset management. Prior to 2012, Mr. Petigara held roles with Latitude Capital Advisors, LLC, Specialty Finance Group, LLC, GMAC Commercial Mortgage Corp., Arthur Andersen, LLP and Deloitte & Touche, LLP and Value-Added Investment Corp. Mr. Petigara received his MBA with a Concentration in Finance from Temple University in December 2001, LLM from University of Miami School of Law in May 1998, JD from Widener University School of Law in May 1997 and his BBA with Concentrations in Marketing and Accounting from Temple University in 1994.

Mr. Merchant, age 80, a solicitor in Canada has owned and operated Merchant Law Group LLP since 1986, a national Canadian law firm with 12 offices across Canada specializing in class action litigation. Mr. Merchant has worked as an agent for the Solicitor General of Canada and Attorney General of Saskatchewan and on two advisory boards within the legal profession. Further, Mr. Merchant was the Western Canadian Corporate Counsel for a number of national firms, Corporate Counsel to a range of Saskatchewan and Alberta corporations, assisted thousands of new Canadians on immigration issues, act in the development of First Nations law, and act extensively in the family law area and class and mass proceedings fields. As a prominent lecturer and speaker, Mr. Merchant has shared his knowledge and experience at many speaking events across Canada.

Alejandro Araujo age 63, has vast experience in Real Estate Development and Brokerage as well as Import/Export Trading. Before Afin, he founded Tradegate USA, a global import and export trading company for which he also acted as chairman for over 15 years. During those years, Mr. Araujo demonstrated responsible and accountable management of over $15 million worth of his Limited Partners’ investment property. In 2006, he founded Afin Developer Group and has developing properties ever since. Afin Developer Group also manages real estate funds that include residential, commercial, and raw land, with property types spanning from single property to multi-unit and high-density tracts. Through Afin, Mr. Araujo has become a leader in both real estate development and investment in South Florida. He is a dedicated professional with a philosophy and personal values that have enabled him to succeed while being an inspiration to his associates and colleagues. Mr Araujo has a Bachelor of Engineer and Naval Mechanical Engineering Degree from Universidad de la Marina Mercante – Buenos Aires – Argentina.

Following the appointment of Mr. Petigara, Katerine Calero resigned as an executive officer of the Company. Ms. Calero will continue as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOFLA Megaline Inc.

Date: March 11, 2025	By:	/s/ Dilip R. Petigara
	Name:	Dilip R. Petigara
	Title:	Chief Executive Officer, Chief Financial Officer and Secretary